Exhibit 10.1

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into effective as of July 22, 2026 (the “Sublease Effective Date”), by and between SKYX PLATFORMS CORP., a Florida corporation, d/b/a Sky Technologies (“Sublandlord”), and 400 WORLDWIDE, LLC, a Florida limited liability company (“Subtenant”).

RECITALS

A. Pursuant to that certain Lease Agreement dated as of October 1, 2022, as amended by that certain First Amendment to Lease Agreement dated as of November 13, 2023 and that certain Second Amendment to Lease Agreement executed simultaneously herewith (the “Second Amendment”), as assigned by that certain Assignment and Assumption of Lease, date September 30, 2024, and as further amended, restated, supplemented or otherwise modified from time to time (collectively, the “Primary Lease”), 400 Worldwide, LLC, as landlord under the Primary Lease (in such capacity, the “Primary Landlord”), leased to Sublandlord, as tenant under the Primary Lease, certain office premises consisting of approximately 32,172 rentable square feet comprised of the 11th floor and the 12th floor of the building located at 398 NE 5th Street, Miami, Florida 33132, known as Elser Hotel and Residences Miami (the “Building”).

B. The portion of the premises under the Primary Lease that is the subject of this Sublease consists of the entire 12th floor of the Building, containing approximately 16,086 rentable square feet, together with the appurtenant rights under the Primary Lease that are reasonably necessary for the use and occupancy of such space (collectively, the “Subleased Premises”).

C. Sublandlord desires to sublease the Subleased Premises to Subtenant, and Subtenant desires to sublease the Subleased Premises from Sublandlord, upon the terms, covenants and conditions set forth in this Sublease. The parties acknowledge that Subtenant is also the Primary Landlord under the Primary Lease, and references in this Sublease to Subtenant include Subtenant in its capacity as Primary Landlord unless the context clearly requires otherwise.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Sublease of Subleased Premises. In consideration of the representations, warranties, covenants and conditions set forth herein, Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Subleased Premises, together with all improvements, fixtures, appurtenances, rights of access, and rights to use the Common Area available to Sublandlord under the Primary Lease to the extent reasonably necessary for Subtenant’s use and occupancy of the Subleased Premises, on the terms and conditions set forth in this Sublease.

2. Rent; Rent Credit.

(a) Credit Commencement Date. No rent or other monetary amount shall be payable by Subtenant under this Sublease for any period before the Credit Commencement Date. The “Credit Commencement Date” means the later of (i) July 1, 2026 and (ii) the first day of the first calendar month following the Sublease Effective Date.

(b) Sublease Rent Credit. Commencing on the Credit Commencement Date and continuing during the Term (as may be extended), Subtenant shall provide Sublandlord monthly with the Sublease Rent Credit (as defined in the Second Amendment). For the avoidance of doubt, aside from the Sublease Rent Credit, no separate cash payment, reimbursement of Operating Costs, or payment of other rent shall be required from Subtenant to Sublandlord under this Sublease.

(c) Application of Credit. The Sublease Rent Credit shall be applied automatically on the first day of each calendar month against amounts next due from Sublandlord under the Primary Lease. Subtenant shall have no obligation to disburse funds to Sublandlord, and Sublandlord shall remain responsible for paying all amounts due under the Primary Lease in excess of the Sublease Rent Credit, including all amounts attributable to the 11th floor of the Building, the Exterior Façade Right or Exterior Façade Signage, and all amounts arising from Sublandlord’s default or from Sublandlord’s obligations that are not directly and solely attributable to Subtenant’s use of the Subleased Premises. Notwithstanding anything to the contrary, Sublandlord shall not be responsible for any Rent, Additional Rent, Taxes (as defined in the Primary Lease), Operating Expenses (as defined in the Primary Lease), utilities, services, assessments, charges, costs or expenses under the Primary Lease to the extent attributable solely to the Subleased Premises or to Subtenant’s use, occupancy, operation, maintenance, repair, alteration, improvement, licensing or subleasing of the Subleased Premises during the Term.

(d) Taxes on Rent. To the extent any sales, use, occupancy, gross receipts, rental or similar tax is imposed on the rent or credits contemplated by this Sublease, such tax shall be treated as included in, and satisfied solely through, the Sublease Rent Credit unless applicable law requires a different treatment. Subtenant shall not be required to make any separate cash payment to Sublandlord on account of any such tax.

(e) Proration and Reconciliation. The Sublease Rent Credit shall be prorated for any partial calendar month during the Term. If recurring Additional Rent attributable to the Subleased Premises is later reconciled, adjusted, refunded or credited under the Primary Lease for any period during the Term, the Sublease Rent Credit shall be equitably adjusted in the same manner, but only to the extent such reconciliation, adjustment, refund or credit relates to the Subleased Premises and the applicable period during the Term.

3. Delivery of Possession. Sublandlord shall deliver possession of the Subleased Premises to Subtenant on the Commencement Date (defined below) in its “AS IS” condition, but otherwise free of (i) liens and/or notices of commencement, (ii) subtenants, licensees or occupants other than Subtenant, (iii) violations of applicable Laws, (iv) any damage to the Subleased Premises required per the terms of the Primary Lease to have been repaired by Sublandlord and/or (v) Hazardous Materials (each of items (i)-(v), a “Pre-Existing Defect”). Notwithstanding the foregoing, should Subtenant notify Sublandlord, after taking possession of the Subleased Premises, of the existence of any Pre-Existing Defect, then Sublandlord shall be responsible to cure and/or remedy the same (as applicable) promptly following receipt of such notice at Sublandlord’s sole cost and expense; provided, however, that with respect to Pre-Existing Defects set forth in clauses (iv) and (v), any such notice must be provided by Subtenant within ninety (90) days after the Commencement Date or any such Pre-Existing Defects shall be deemed waived by Subtenant. Sublandlord shall not have (and hereby waives and relinquishes any contractual or statutory lien rights it may otherwise have to) any lien for rent on or security interest in the personal property (including without limitation, trade fixtures furniture, equipment and business records) of Subtenant or any of Subtenant’s permitted occupants using the Subleased Premises.

4. Term and Termination.

(a) The term (“Term”) of this Sublease shall commence on the Sublease Effective Date (the “Commencement Date”) and shall expire on the expiration date of the Primary Lease, taking into account and including any renewal or extension term under the Primary Lease (as may be amended) that is exercised by Sublandlord as tenant thereunder, unless this Sublease is earlier terminated in accordance with its express terms. Sublandlord shall promptly provide Subtenant with a copy of any notice exercising, or electing not to exercise, any renewal or extension option under the Primary Lease.

(b) Defaults. Subject to the notice and cure rights expressly set forth in this Sublease and the Primary Lease, the following shall constitute defaults under this Sublease:

(i) Subtenant’s failure to perform any express obligation of Subtenant under this Sublease, if such failure continues for thirty (30) days after written notice from Sublandlord; provided, however, that (x) if the failure cannot reasonably be cured within such thirty (30) day period, Subtenant shall not be in default so long as Subtenant commences cure within such period and diligently pursues such cure to completion and (y) Sublandlord shall have no right to terminate this Sublease on account of any default or alleged default so long as Subtenant is providing the Sublease Rent Credit in accordance with Section 2 of this Sublease;

(ii) Sublandlord’s failure to perform any express obligation of Sublandlord under this Sublease or any obligation of Sublandlord as tenant under the Primary Lease, including any obligation to pay Rent under the Primary Lease not satisfied by the Sublease Rent Credit, if such failure continues beyond the applicable notice and cure period; or

(iii) Either party’s making of a general assignment for the benefit of creditors, becoming the subject of bankruptcy or insolvency proceedings that are not dismissed within sixty (60) days, or having a receiver or trustee appointed for substantially all of its assets or its interest in this Sublease.

(iv) For the avoidance of doubt, no default by Subtenant under the Primary Lease in its capacity as Primary Landlord shall constitute or be deemed a default by Subtenant under this Sublease.

(c) Remedies. Upon the occurrence of a default beyond applicable notice and cure periods, the non-defaulting party may exercise any rights and remedies available at law or in equity, subject to the limitations expressly set forth in this Sublease and the Primary Lease.

(i) Sublandlord shall not terminate this Sublease, re-enter the Subleased Premises, remove persons or property from the Subleased Premises, or disturb Subtenant’s possession except following an uncured default by Subtenant and in accordance with applicable law.

(ii) Subtenant shall not be liable for accelerated rent, consequential damages, lost profits, punitive damages, or Sublandlord’s reletting costs, except to the extent expressly awarded by a court of competent jurisdiction and not prohibited by this Sublease.

(iii) Upon the expiration or earlier termination of this Sublease while the Primary Lease remains in effect, Subtenant shall surrender possession of the Subleased Premises to Sublandlord in substantially the condition required under the Primary Lease, ordinary wear and tear and casualty excepted, and shall repair damage caused by Subtenant’s removal of its personal property from the Subleased Premises, if any.

(d) Effect of Primary Lease Termination. If the Primary Lease terminates for any reason, this Sublease shall terminate concurrently with the Primary Lease without further liability of Subtenant, except for obligations that expressly survive and accrued before such termination. Sublandlord shall remain liable for all obligations of the tenant under the Primary Lease except to the extent expressly assumed by Subtenant under this Sublease.

5. Holdover. If Subtenant remains in possession of the Subleased Premises after the expiration or earlier termination of this Sublease while the Primary Lease remains in effect, such holding over shall not constitute a renewal or extension of this Sublease.

6. Survival. Except as otherwise expressly set forth in this Sublease, only those obligations that by their terms are intended to survive shall survive the expiration or earlier termination of this Sublease, including accrued payment obligations, indemnity obligations and confidentiality obligations, if any. No obligation of Subtenant shall survive unless expressly stated in this Sublease.

7. Repair and Upkeep. Sublandlord shall have no right to make or perform any repairs or improvements to the Subleased Premises. Sublandlord shall remain responsible for all obligations under the Primary Lease not expressly assumed by Subtenant under this Sublease, including all obligations attributable to the 11th floor of the Building, the Exterior Façade Right, and any default or act of Sublandlord.

8. Utilities and Services. Subtenant shall be responsible only for utilities and services separately contracted for by Subtenant and consumed in the Subleased Premises during the Term. Except for such separately contracted utilities and services, utilities, services and Building operations shall be handled in Subtenant’s capacity as Primary Landlord and shall not create any separate reimbursement obligation from Subtenant to Sublandlord under this Sublease.

9. Insurance. Subtenant shall maintain during the Term whatever insurance Subtenant deems reasonably necessary to carry (in its sole discretion) from time to time. Subtenant shall not be required to obtain additional insurance, name Sublandlord as an additional insured, or provide endorsements solely by reason of this Sublease unless expressly required by the Primary Lease and not already satisfied by Subtenant in its capacity as Primary Landlord.

10. Primary Lease.

(a) This Sublease is subject and subordinate to the Primary Lease. The applicable terms and conditions of the Primary Lease are incorporated into this Sublease only to the extent necessary to define the parties’ rights in the Subleased Premises and to prevent Subtenant’s use of the Subleased Premises from causing an uncured default under the Primary Lease. Nothing in this Sublease shall be construed to require Subtenant to assume or perform Sublandlord’s obligations as tenant under the Primary Lease, and Sublandlord shall remain responsible for all such obligations except to the extent expressly assumed by Subtenant in this Sublease.

(b) Subtenant shall have the right to use, occupy, manage, operate, license, alter, maintain, repair, remove and improve the Subleased Premises without Sublandlord’s consent or approval. To the extent any consent or approval of the Primary Landlord is required under the Primary Lease with respect to Subtenant’s activities, Subtenant’s execution of this Sublease shall be deemed to satisfy such consent or approval requirement as between Sublandlord and Subtenant.

(c) Subtenant shall use, occupy, alter, improve, license, sublease and operate the Subleased Premises in compliance with all applicable Laws, the Declaration, Rules and Regulations and the Primary Lease, except to the extent compliance is an obligation of Sublandlord with respect to the 11th Floor Space. Subtenant shall not take or permit any action that causes Sublandlord to be in default under the Primary Lease or adversely affects the Exterior Façade Right; provided, however, and notwithstanding anything to the contrary contained herein, it is acknowledged and agreed that Subtenant’s seeking and obtaining any and all building permits, consents and approvals required for or in connection with Subtenant’s use, occupancy, alteration, improvement, licensing, subleasing and operation of the Subleased Premises is expressly permitted hereunder and shall not constitute an action that may adversely affect the Exterior Façade Right.

(d) No Merger; Exterior Façade Right. The parties intend that this Sublease shall not constitute a surrender, cancellation, merger, termination, amendment, waiver or reduction of Sublandlord’s leasehold estate under the Primary Lease. Without limiting the foregoing, this Sublease shall not interfere with, reduce, waive, terminate or otherwise adversely affect Sublandlord’s Exterior Façade Right under Section 12(c) of the Primary Lease, and Sublandlord shall continue to be treated as leasing the full premises under the Primary Lease, including the 11th floor and the 12th floor of the Building, for purposes of Section 12(c) of the Primary Lease only. Subtenant makes no representation or warranty regarding the effect of this Sublease on Sublandlord’s Exterior Façade Right or Exterior Façade Signage under the Primary Lease pursuant to applicable laws, ordinance, codes, rules, or regulations. Sublandlord acknowledges that it has independently evaluated the potential impact of this Sublease on its signage rights pursuant to applicable laws, ordinance, codes, rules, or regulations and has not relied on any statement or representation by Subtenant regarding the same. Subtenant shall reasonably cooperate with Sublandlord, at no out-of-pocket cost to Subtenant, in connection with any governmental, permitting, administrative or other matter reasonably necessary to preserve, maintain, confirm or implement Sublandlord’s Exterior Façade Right and Exterior Façade Signage.

11. No Shortened Time Periods.

The time periods contained in the Primary Lease for notices, demands, performance, approvals, cure periods and exercises of rights shall not be shortened for purposes of this Sublease. Each party shall promptly deliver to the other party copies of any written notice received under the Primary Lease that affects the Subleased Premises or this Sublease.

12. Cure Rights. If Sublandlord fails to perform an obligation under the Primary Lease or this Sublease that may affect the Subleased Premises, Subtenant may, but shall not be obligated to, perform such obligation in its capacity as Primary Landlord or Subtenant, and Sublandlord shall reimburse Subtenant for Subtenant’s reasonable out-of-pocket costs to the extent such costs are not otherwise recovered through the Primary Lease. Sublandlord shall have no right to cure Subtenant’s obligations or to perform work in the Subleased Premises without Subtenant’s prior written consent.

13. Restrictions on Sublandlord’s Access. Sublandlord and its agents shall have no right to enter the Subleased Premises without prior written notice to and the prior written consent of Subtenant.

14. Assignment and Subletting. Subtenant may, without Sublandlord’s consent or approval, assign this Sublease, sublet all or any portion of the Subleased Premises, license or permit the use or occupancy of all or any portion of the Subleased Premises by others, or otherwise transfer Subtenant’s rights under this Sublease. Sublandlord shall reasonably cooperate, at no out-of-pocket cost to Sublandlord, with any documentation reasonably requested by Subtenant in connection with any such transfer. Any assignment, sublease, license or occupancy arrangement by Subtenant shall remain subject to this Sublease and the Primary Lease, and Subtenant shall remain fully liable for all acts, omissions, defaults, claims, costs and liabilities of any such assignee, subtenant, licensee, occupant or user.

15. No Sublandlord Consent or Approval Rights. Except as expressly provided in this Sublease, Subtenant’s use, occupancy, management, operation, licensing, subleasing, alterations, improvements, signage, contractors, vendors, visitors, invitees, business operations and other activities in or relating to the Subleased Premises shall not be subject to Sublandlord’s consent, approval, discretion or control. Sublandlord shall not interfere with Subtenant’s exercise of its rights under this Sublease or in its capacity as Primary Landlord under the Primary Lease.

16. Indemnity. Subject to the waivers of subrogation in the Primary Lease, Subtenant shall indemnify, defend and hold harmless Sublandlord from and against third-party claims arising from and against (a) Subtenant’s negligence or willful misconduct or that of its affiliates, employees, contractors, agents, licensees, subtenants, occupants, invitees or other users, or (b) the use, occupancy or operation of the 12th floor of the Building by Subtenant or its affiliates, employees, agents, contractors, invitees, licensees, subtenants or occupants, except to the extent caused by Sublandlord’s gross negligence or willful misconduct. Subject to the waivers of subrogation in the Primary Lease, Sublandlord shall indemnify, defend and hold harmless Subtenant and its partners, affiliates, property manager, lenders, officers, directors, employees, agents, contractors and representatives from and against third-party claims arising from (i) Sublandlord’s breach of this Sublease, (ii) Sublandlord’s default under the Primary Lease, (iii) the use, occupancy or operation of the 11th floor of the Building by Sublandlord or its affiliates, employees, agents, contractors, invitees, licensees, subtenants or occupants, or (iv) Sublandlord’s Exterior Façade Right or Exterior Façade Signage, except to the extent caused by Subtenant’s gross negligence or willful misconduct. The indemnification obligations in this Section shall survive the expiration or earlier termination of this Sublease.

17. Representations and Covenants of Sublandlord. Sublandlord represents, warrants and covenants to Subtenant that: (i) the Primary Lease is in full force and effect; (ii) to Sublandlord’s knowledge, no uncured default by Sublandlord exists under the Primary Lease; (iii) Sublandlord has not assigned, subleased or otherwise encumbered its interest in the Subleased Premises in a manner that would conflict with this Sublease; (iv) Sublandlord has full right, power and authority to enter into this Sublease, subject to any consent or approval that is satisfied by Subtenant’s execution of this Sublease in its capacity as Primary Landlord; and (v) Sublandlord shall not amend, surrender, terminate or waive any material right under the Primary Lease in a manner that would adversely affect Subtenant’s rights under this Sublease without Subtenant’s prior written consent.

18. Review of Sublease; Relationship of Parties. Each party has read this Sublease in full, has had the opportunity for independent review by its legal and other counsel, and has consulted with and been advised by such counsel. The terms and conditions contained herein have been arrived at by arm’s-length negotiations between the parties and reflect a bona fide sublease of the Subleased Premises. The parties intend that rules of interpretation or construction that would construe any ambiguity against the draftsman shall not apply. Nothing in this Sublease shall constitute either party as the agent, partner, joint venturer, employer, employee, franchisor or franchisee of the other party.

19. Miscellaneous. This Sublease is the entire agreement between the parties with respect to the subject matter hereof, and any prior or contemporaneous agreements between the parties relating to the subject matter hereof, whether oral or written, are superseded. No amendment to this Sublease, and no waiver of any provision hereof, shall be effective unless made in writing and signed by both parties. This Sublease shall be governed by the laws of the State of Florida, without regard to conflicts-of-law principles. If any provision of this Sublease is held invalid or unenforceable, the remaining provisions shall remain in effect to the maximum extent permitted by law. This Sublease shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. The headings in this Sublease are for convenience only and shall not affect interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation.” Failure or delay of either party to enforce any right under this Sublease shall not be deemed a waiver. This Sublease may be executed in counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument. Notices shall be in writing and delivered to the location(s) and in the manner set forth in the Primary Lease. Each party represents and warrants that it has full authority to enter into this Sublease. In any action to enforce this Sublease, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, Sublandlord and Subtenant have caused this Sublease to be executed by their duly authorized representatives, all as of the day and year first above written.

SUBLANDLORD:

SKYX PLATFORMS CORP.

By:
Name:
Title:

SUBTENANT:

400 WORLDWIDE, LLC

By:	/s/ Ryan Shear
Name:	Ryan Shear
Title:	Authorized Signatory

[Signature Page to Sublease Agreement]

IN WITNESS WHEREOF, Sublandlord and Subtenant have caused this Sublease to be executed by their duly authorized representatives, all as of the day and year first above written.

SUBLANDLORD:

SKYX PLATFORMS CORP.

By:	/s/ Leonard J. Sokolow
Name:	Leonard J. Sokolow
Title:	Chief Executive Officer

SUBTENANT:

400 WORLDWIDE, LLC

By:
Name:
Title:

[Signature Page to Sublease Agreement]

EXHIBIT A

DESCRIPTION OF THE PRIMARY LEASE AND THE SUBLEASED PREMISES

1.	Lease Agreement dated as of October 1, 2022, by and between 400 Biscayne Commercial Owner, LP (“Original Landlord”), as landlord, and SKYX Platforms Corp., a Florida corporation, d/b/a Sky Technologies, as tenant, as amended by (x) that certain First Amendment to Lease Agreement dated as of November 13, 2023, with respect to the premises located at 398 NE 5th Street, Floors 11-12, Miami, Florida 33132 and (y) that certain Second Amendment to Lease Agreement executed simultaneously herewith and dated on or about the date hereof. Said Lease was subsequently assigned from Original Landlord to 400 Worldwide, LLC, as successor landlord, pursuant to that certain Assignment and Assumption of Lease, date September 30, 2024.

2.	The Subleased Premises consist of the entire 12th floor of the Building, containing approximately 16,086 rentable square feet, together with appurtenant rights reasonably necessary for the use and occupancy of such space under this Sublease, all as depicted below:

[INSERT SKETCH OF SUBLEASED PREMISES]